                                                                    EXHIBIT 99.1




[COX RADIO]                                                              NEWS
================================================================================

                        COX RADIO EXCEEDS PRIOR GUIDANCE
                   WITH RECORD RESULTS FOR FIRST QUARTER 2003

          --FIRST QUARTER NET REVENUES UP 6%; OPERATING INCOME UP 11%--
                                --INCOME UP 28%--
                 (before cumulative effect of accounting change)


         ATLANTA, MAY 1, 2003 -- Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2003.

         Robert F. Neil, President and Chief Executive Officer, commented, "We are pleased to report a record first quarter, with net revenue growth of 6%, operating income growth of 11%, and growth of 28% in income (before cumulative effect of accounting change). We are especially pleased with the performance in Miami, Orlando, Greenville-Spartanburg, Jacksonville, Richmond, Louisville and Houston, where we realized double-digit revenue growth. This strong top line performance led to Cox Radio significantly outperforming the markets in which we operate and to financial results that exceeded our previous guidance on all measures."

         Historical results are attached. Financial highlights (in thousands, except per share data and percentages) are as follows:

                                                            Three Months Ended March 31,              %
                                                               2003               2002             Change
                                                            ---------------------------            ------

Net revenues                                                  $91,569           $86,030              6.4%
Station operating expenses (1)                                 59,430            55,981              6.2%

Station operating income (2)                                   32,139            30,049              7.0%
Station operating income margin (3)                              35.1%             34.9%              --

Operating income                                               24,931            22,408             11.3%

Income before cumulative effect of accounting change            9,377             7,320             28.1%
Income before cumulative effect of accounting change
    per common share - diluted                                   0.09              0.07             28.6%


----------------------------------------

(1) Station operating expenses includes cost of services (exclusive of depreciation) and selling, general and administrative expenses.

(2) Station operating income (previously broadcast cash flow) is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.

(3) Station operating income margin is station operating income as a percentage of net revenues.


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                                                                     Page 2 of 6


OPERATING RESULTS - FIRST QUARTER 2003

         Net revenues for the first quarter of 2003 increased $5.5 million to $91.6 million, a 6.4% increase compared to the first quarter of 2002. National revenues increased 6.9% and local revenues increased 6.4%. The majority of our radio clusters contributed to this increase. The leaders with double-digit revenue growth were Miami, up 19%; Orlando, up 15%; Greenville-Spartanburg, up 14%; Jacksonville, up 14%; Richmond, up 13%; Louisville, up 12%; and Houston, up 11%. In Atlanta, our largest market, revenues were up 2%. In February 2003, in order to increase audience share, WFOX-FM was reformatted to an urban contemporary format in response to the changing preferences of its targeted audience in the Atlanta market. Revenues at WFOX-FM decreased $1.1 million compared to the first quarter of 2002, primarily as a result of this change. Excluding WFOX-FM, net revenues in Atlanta would have been up 8%.

         Station operating expenses, which is the combination of cost of services and selling, general and administrative expenses, increased $3.4 million to $59.4 million, an increase of 6.2% from the first quarter of 2002. This increase was primarily due to the following: an increase in sales commissions from increased revenues; costs associated with the reformat of WFOX-FM in Atlanta; higher programming costs related to sports programming; and an increase in promotion costs associated with competitive situations in Atlanta, Birmingham and Miami.

         Station operating income (previously broadcast cash flow) increased $2.1 million to $32.1 million, an increase of 7.0% from the first quarter of 2002, for the reasons discussed above. Station operating income margin increased to 35.1% for the first quarter of 2003 from 34.9% for the first quarter of 2002.

         Operating income for the first quarter of 2003 increased $2.5 million to $24.9 million. This was primarily as a result of an increase in net revenues and operating expenses, as discussed above.

         Interest expense during the first quarter of 2003 decreased $1.0 million to $9.2 million as a result of a lower overall outstanding debt, as well as a decrease in the average interest rate on our outstanding floating rate debt.

         Income before cumulative effect of accounting change increased $2.1 million to $9.4 million, an increase of 28.1% from the first quarter of 2002 for the reasons discussed above. Net income increased $16.0 million to $9.4 million for the first quarter of 2003, primarily as a result of a $13.9 million after-tax loss related to the cumulative effect of accounting change as a result of adopting SFAS No. 142 in the first quarter of 2002.

         Capital expenditures for the first quarter of 2003 totaled $2.7 million.

         As of March 31, 2003, Cox Radio had consolidated debt of $604.8 million and generated $152.8 million of adjusted EBITDA during the twelve months ended March 31, 2003. As a result, Cox Radio's ratio of consolidated debt to adjusted EBITDA was 3.96x at March 31, 2003. Please see the attached table for (1) a reconciliation of balance sheet debt, the most directly comparable GAAP financial measure, to consolidated debt, a non-GAAP financial measure, and (2) a reconciliation of operating income, the most directly comparable GAAP financial measure, to adjusted EBITDA, a non-GAAP financial measure.



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                                                                     Page 3 of 6


BUSINESS OUTLOOK

         Robert F. Neil, continued, "Over the long term, we have built strong relationships with our listeners and our advertisers establishing a high degree of brand recognition within our markets. This will serve to bolster our competitive position both in ratings and earnings growth during the next quarter. Current business trends remain difficult to predict with continued economic and geopolitical uncertainty clouding our visibility. Consequently, our best estimate at this point is for revenues to be within a range of down low single digits to up low single digits."

         Cox Radio is the third largest radio company in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

         Cox Radio will host a teleconference to discuss its results at 11:00 a.m. Eastern Time today. To access the teleconference, please dial 973-582-2710 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of Cox Radio's website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, May 8, 2003, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int'l), passcode 3848904. The web cast will also be archived on Cox Radio's website.

FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio's future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio's filings with the Securities and Exchange Commission, including Cox Radio's Form 10-K for the year ended December 31, 2002. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

(SEE ATTACHED FINANCIAL TABLES)


CONTACT:
Analysts and Investors              Analysts, Investors, Press or Media
----------------------              -----------------------------------
Neil Johnston                       John Buckley or Catherine Wang
Chief Financial Officer             Brainerd Communicators, Inc.
Cox Radio, Inc.                     212-986-6667
678-645-4310                        buckley@braincomm.com

                                 COX RADIO, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   THREE MONTHS ENDED
                                                                                        MARCH 31,
                                                                                ------------------------
                                                                                   2003           2002
                                                                                ---------      ---------
NET REVENUES:
   Local ..................................................................     $  66,939      $  62,899
   National ...............................................................        19,258         18,009
   Other ..................................................................         5,372          5,122
                                                                                ---------      ---------
     Total net revenues ...................................................        91,569         86,030
OPERATING EXPENSES:
Cost of services (exclusive of depreciation shown separately below) .......        21,220         19,866
Selling, general and administrative .......................................        38,210         36,115
Corporate general and administrative ......................................         4,235          4,101
Depreciation ..............................................................         2,944          3,002
Amortization ..............................................................            30             30
(Gain) loss on sales of assets ............................................            (1)           357
Loss on sales of radio stations ...........................................            --            151
                                                                                ---------      ---------

OPERATING INCOME ..........................................................        24,931         22,408

OTHER INCOME (EXPENSE):
Interest income ...........................................................             1              8
Interest expense ..........................................................        (9,176)       (10,189)
Other - net ...............................................................          (124)          (118)
                                                                                ---------      ---------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE .....        15,632         12,109
Current income tax expense ................................................         3,344          2,053
Deferred income tax expense ...............................................         2,911          2,736
                                                                                ---------      ---------
  Total income tax expense ................................................         6,255          4,789
                                                                                ---------      ---------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE ......................         9,377          7,320
Cumulative effect of accounting change, net of tax ........................            --        (13,934)
                                                                                ---------      ---------
NET INCOME (LOSS) .........................................................     $   9,377      $  (6,614)
                                                                                =========      =========

 NET INCOME PER SHARE - BASIC
 Income before cumulative effect of accounting change .....................     $    0.09      $    0.07
 Cumulative effect of accounting change ...................................            --          (0.14)
                                                                                ---------      ---------
   Net income (loss) per common share .....................................     $    0.09      $   (0.07)
                                                                                =========      =========

NET INCOME PER SHARE - DILUTED
 Income before cumulative effect of accounting change .....................     $    0.09      $    0.07
 Cumulative effect of accounting change ...................................            --          (0.14)
                                                                                ---------      ---------
   Net income (loss) per common share .....................................     $    0.09      $   (0.07)
                                                                                =========      =========

Weighted average common shares outstanding - basic ........................       100,200        100,037
                                                                                =========      =========
Weighted average common shares outstanding - diluted ......................       100,580        100,537
                                                                                =========      =========


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                                                                     Page 5 of 6


                       USE OF NON-GAAP FINANCIAL MEASURES

     Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income (previously broadcast cash flow), station operating income margin, adjusted EBITDA and consolidated debt. Station operating income is operating income excluding the gain (loss) on sales of assets and radio stations, depreciation, amortization and corporate general and administrative expenses. Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP. Adjusted EBITDA is operating income excluding the gain (loss) on sales of assets and radio stations, depreciation and amortization. Consolidated debt is the combination of notes payable, amounts due to/from Cox Enterprises and off-balance sheet liabilities, which consists of a guarantee of third party indebtedness.

     Cox Radio's management believes that presentation of station operating income and station operating income margin provides useful information to investors regarding Cox Radio's financial condition and results of operations because they are commonly used financial analysis tools for measuring and comparing media companies. Management uses adjusted EBITDA and consolidated debt to monitor compliance with certain financial covenants in Cox Radio's credit agreements and as a gauge of Cox Radio's ability to service long-term debt and other fixed obligations and to fund continued growth with internally generated funds. Station operating income should not be considered as an alternative to operating income or net income as an indicator of Cox Radio's financial performance. Adjusted EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

     The following table reconciles operating income, from Cox Radio's financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                     ---------------------
                                                       2003          2002
                                                     --------      -------
                                                           (UNAUDITED)
                                                          (IN THOUSANDS)
Operating income ...............................     $ 24,931      $22,408

Adjustments:
    Corporate general and administrative .......        4,235        4,101
    Depreciation ...............................        2,944        3,002
    Amortization ...............................           30           30
    (Gain) loss on sales of assets .............           (1)         357
    Loss on sales of radio stations ............           --          151
                                                     --------      -------
STATION OPERATING INCOME .......................     $ 32,139      $30,049
                                                     ========      =======

         The following table reconciles operating income for the twelve months ended March 31, 2003, from Cox Radio's financial statements presented in accordance with GAAP, to adjusted EBITDA, a non-GAAP financial measure.

                                                  TWELVE MONTHS ENDED
                                                      MARCH 31, 2003
                                                  -------------------
                                                      (UNAUDITED)
                                                     (IN THOUSANDS)
Operating income .......................               $ 140,854

Adjustments:
    Depreciation .......................                  12,038
    Amortization .......................                     118
    Loss on sales of assets ............                     259
    Gain on sales of radio stations ....                    (455)
                                                       ---------
ADJUSTED EBITDA ........................               $ 152,814
                                                       =========

         The following table reconciles balance sheet liabilities, from Cox Radio's financial statements presented in accordance with GAAP, to consolidated debt, a non-GAAP financial measure.

                                                                AS OF
                                                           MARCH 31, 2003
                                                           --------------
                                                            (UNAUDITED)
                                                           (IN THOUSANDS)
Balance sheet debt:
   Due to Cox Enterprises .............................       $  8,549
   Notes payable ......................................        589,640

Off-balance sheet guarantee:
   Guarantee of Honolulu Broadcasting, Inc loan .......          6,564
                                                              --------
CONSOLIDATED DEBT .....................................       $604,753
                                                              ========